Exhibit 3.1

ARTICLES OF MERGER

OF

C.P. ATLAS ACQUISITION CORP.

(a Delaware corporation)

WITH AND INTO

AMERICAN RENAL HOLDINGS INC.

(a Delaware corporation)

Pursuant to Section 251 of the General

Corporation Law of the State of Delaware

American Renal Holdings Inc. (“ARH”), a corporation formed under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations of the merger (collectively, the “Constituent Corporations”) are as follows:

Name	State of Incorporation
C.P. Atlas Acquisition Corp.	Delaware
American Renal Holdings Inc.	Delaware

SECOND: The Contribution and Merger Agreement, among ARH, C.P. Atlas Holdings, Inc., C.P. Atlas Intermediate Holdings LLC, C.P. Atlas Acquisition Corp., certain stockholders of ARH and Wachovia Capital Partners GP I, LLC, dated as of March 22, 2010, (the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251 (and Section 228) of the General Corporation Law of the State of Delaware.

THIRD: ARH shall be the surviving corporation of the merger and the name of the surviving corporation shall be “American Renal Holdings Inc.”

FOURTH: The Restated Certificate of Incorporation of American Renal Holdings Inc. (as amended) shall be amended in its entirety to read as set forth in Exhibit A hereto.

FIFTH: The merger shall be effective at the date and time of filing of this Certificate of Merger.

SIXTH: The executed Merger Agreement is on file at 66 Cherry Hill Drive, Beverly, MA 01915, which is an office of the surviving corporation.

SEVENTH: A copy of the Merger Agreement shall be furnished by the surviving corporation on request, without cost, to any stockholder of the Constituent Corporations.

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IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 7th day of May, 2010.

AMERICAN RENAL HOLDINGS INC.

By:	/s/ Joseph Carlucci

Name: Joseph Carlucci

Title: CEO

Exhibit A

RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN RENAL HOLDINGS INC.

FIRST: The name of the corporation is American Renal Holdings Inc. (the “Company”).

SECOND: The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which the Company is authorized to issue is one thousand (1,000) shares of Common Stock, par value 0.01 dollars ($0.01) per share.

FIFTH: In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors of the Company shall be authorized to make, alter, or repeal the By-Laws of the Company as and to the extent permitted therein.

SIXTH: The number of directors of the Company shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors of the Company or by the stockholders. Election of directors need not be by written ballot unless the Bylaws of the Company so provide.

SEVENTH: No director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.

Any repeal or modification of this Article Seventh shall be prospective only and shall not adversely affect any right or protection of or any limitation on the liability of a director of the Company existing at, or arising out of the facts or incidents occurring prior to, the effective date of such repeal or modification.

For purposes of this Article Seventh, “fiduciary duty as a director” also shall include any fiduciary duty arising out of serving at the Company’s request as a director of another corporation, partnership, limited liability company, joint venture or other enterprise, and “liable to the Company or its stockholders” also shall include any liability to such other corporation, partnership, limited liability company, joint venture, trust or other enterprise, and any liability to the Company in its capacity as a security holder, joint venturer, partner, member, beneficiary, creditor or investor of or in any such other corporation, partnership, limited liability company, joint venture, trust or other enterprise.

EIGHTH:

A. Each person who was or is made a party or is threatened to be made a party to or is or was involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director of the Company or is or was serving at the request of the Company as a director of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred to suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in the following paragraph of this Article Eighth with respect to proceedings seeking to enforce rights to indemnification, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director in his or her capacity as a director (and not in any other capacity in which service was or is rendered by such person while a director, including without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of any undertaking by or on behalf of such director, to repay all amounts so advanced if it shall ultimately be determined that such director is not entitled to be indemnified under this paragraph or otherwise.

B. If a claim under the preceding paragraph of this Article Eighth is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholder) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Eighth shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, bylaw of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

D. Any amendment, repeal or modification of the foregoing provision of this Article Eighth shall not adversely affect any right or protection of a director existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such director occurring prior to, such amendment, repeal, modification or adoption.

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